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                                                                      EXHIBIT D3


                          INVESTMENT ADVISORY AGREEMENT

                                     Between




                                       and
                             R.L. RENCK & CO., INC.



R.L. Renck & Co., Inc.
2 Rector Street
New York, NY 10006

Dear Sirs:

         The undersigned (the "Client") hereby requests that R.L. Renck & Co., Inc. (the "Advisor") act as investment advisor to the Client's above-captioned Investment Advisory Account (the "Account") and the Advisor desires to act in such a capacity for the period from ________________ ("Commencement Date"), which is to be governed by the following agreement (the "Agreement"):

         1. The Advisor will, in accordance with the terms and conditions of this Agreement, supervise on a continuing basis the investment and reinvestment of all cash and securities and other property in the Account. The Advisor's investment decisions for the Client will be made in accordance with the Client's investment objectives and any restrictions the Client may impose in any investment guidelines or instructions which the Client may from time to time furnish to the Advisor in writing. The Client will receive prompt notification of any purchase or sale made for the Account, and will receive monthly statements of the Account. Upon the written request of the Client, copies of any of the foregoing will be sent to any other person. Representatives of the Advisor will also be available to meet with the Client periodically to review the Account.

         2. The Client may make additions to and withdrawals from the Account in such amounts as the Client shall determine with approval from the Advisor.

         3. The Advisor is authorized to invest and reinvest the cash and securities and other property in the Account in its discretion and, without being required to consult with the Client in advance, to exercise its judgment with respect to proper investments in the best interest of the Client. In accordance with the foregoing, the Client authorizes the Advisor to act as the agent of the Client to order deposits and the investment of cash and purchases and sales (including, but not limited to, the exercise of rights and the tender, exchange or conversion) of securities and other property for the Client's account and risk, and in the name of the Client. This authorization shall be a continuing one and shall remain in full force and effect until the Advisor has received written notice of revocation thereof.

         4. As compensation for the advisory services provided under this Agreement the Advisor shall receive a fee equal to 1.0% per annum of the first $5,000,000 aggregate value of assets under management.

            In computing the market value of any investment in the Client's Account, each security listed on any national securities exchange shall be valued at the last quoted sale price on the last business day of each calendar quarterly period on the principal exchange on which such security is traded. Any other security or asset shall be valued in a manner determined in good faith by the Advisor to reflect its fair market value.


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            The initial fee will be payable not later than five calendar days after the end of the first calendar quarter following the Commencement Date and will be calculated on the last business day of such quarterly period, regardless of the market value of such Account on the Commencement Date. Thereafter, the fee will be calculated as of the last business day of each subsequent calendar quarter for services to be performed for the following quarter. Such quarterly fee is due and payable not later than five calendar days following the end of such quarterly period. In the event that the account is closed at any time other than the last day of a calendar quarter, all unearned fees will be refunded by the Advisor to the Client.

            Client expressly acknowledges and understands that an opening Account of less than $1,000,000 shall be subject to an initial one-time set up fee of $100. In addition, a portfolio maintenance fee of $250 shall be assessed from your account if it is valued at less than $1,000,000, but in no event will the Advisor assess such a maintenance fee for more than one time during a calendar year. These fees are in addition to the per annum advisory fee set forth hereinabove.

            Client hereby expressly authorizes the Advisor to charge all of its fees due under the terms of this Agreement directly against the Client's account.

         5. The Client hereby appoints the Advisor to act as broker or dealer in effecting any transaction in respect to the Account. When so acting as a broker or dealer, the Advisor shall be entitled to receive (in addition to its advisory fee pursuant to paragraph 4 hereof) a brokerage commission, mark-up or mark-down in accordance with its then existing standard rates. All confirmations of transactions effected for the Client by the Advisor, as broker or dealer, shall state the amount of commission, mark-up or mark-down received by the Advisor with respect to such transactions. The Advisor may arrange to have transactions for the Account effected by another broker or dealer to which the Account will be introduced on a fully-disclosed basis and clearing arrangement, pursuant to which the Advisor will normally be entitled to a portion of the commission or other transaction charge paid or payable to such clearing broker or dealer. Notwithstanding the foregoing, the Advisor shall be subject to a continuing obligation of best execution.

         6. The Client understands that the Advisor performs investment advisory and brokerage services for various clients and the Client agrees that the Advisor may give advice and take action with respect to any of its other clients which may differ from the timing or nature of the Advisor's actions taken on behalf of the Client with respect to the Account, so long as it is the Advisor's policy, to the extent practical, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients. The Client further understands that the Advisor shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which the Advisor, its principals, affiliates or employees may purchase or sell for the account of any other client or for the Advisor or its own accounts, if in the Advisor's opinion such transaction or investment appears unsuitable, impractical or undesirable for the Account. The Client also understands that the Account may include from time to time securities of companies for which the Advisor may be acting as investment banker or financial advisor or for which one or more of its principals or employees may be serving as directors or officers, or with which it has other confidential relationships. The Client further understands that because of legal and business considerations, the Advisor in managing the Account is precluded from acting on material non-public information learned by it through these relationships or otherwise. Accordingly, the Advisor may suspend effecting transactions for the Account with respect to a security when it becomes aware of material non-public information affecting such security. The Advisor will not be required to take any action or render any advice with respect to the voting of proxies in respect to securities in which the Account may be invested from time to time, but may, at its option, exercise such sole discretion.

         7. Consent to Agency Cross Transactions. The Client hereby authorizes the Advisor to purchase or sell securities where the other party to the transaction may be a customer of the Advisor in its capacity as a broker-dealer. The Client recognizes that the Advisor may receive commissions


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from both sides of the transaction and will have a potentially conflicting division of loyalties and responsibilities between the parties. At all times the Client has a right to full disclosure on all such transactions including details on remuneration inuring to the Advisor. This authorization may be revoked at any time by written notice to the Advisor, which shall only be effective upon the Advisor's actual receipt of the same.

         8. The Client hereby represents that there are no, and except as the Client may advise the Advisor in writing, there will be no restrictions on the ownership by the Client or the transferability of any securities in the Account, and the Client shall hold the Advisor and any other corporation and/or partnership with which it is affiliated, directly or indirectly, harmless and shall indemnify the Advisor and any other such corporation or partnership, their respective employees, officers, partners and agents thereof, against any and all costs, expenses, liabilities or losses, including legal expenses, which they may incur or suffer, if and to the extent such costs, expenses, liabilities or losses are caused by the inaccuracy or breach by the Client of this representation. Except for gross negligence or willful misfeasance, neither the Advisor nor its affiliates, their respective principals, directors, officers, employees or agents shall be liable hereunder or otherwise for any action performed or omitted to be taken; provided, however, that this shall not relieve the Advisor from any liability imposed by federal securities laws or other applicable laws which cannot be waived.

         9. Written notice and communications to the Client shall be addressed as indicated at the end of this Agreement and written notices and communications to the Advisor shall be addressed as indicated at the head of this Agreement, unless either the Client or the Advisor has notified the other of a change. Notification of a change of address, which must be in writing, shall be effective upon receipt.

         10. This Agreement may be terminated upon 30 days written notice from the Client or at such time as otherwise mutually agreed upon in writing by the Advisor and Client. Termination by either the Client or the Advisor shall not have the effect of canceling orders to deposit or invest cash or to purchase or sell securities or other property placed prior to the receipt of the notice of termination in accordance with the provisions of this paragraph 10.

         11. This Agreement shall not be assigned by either party without the consent of the other party.

         12. Client warrants and represents that:

         (a) Client has a net worth (together with the Client's spouse, if any) of at least $____________________ .

         (b)      Client is either:

                  (i)      a natural person (individual); or

                  (ii) a company which is not primarily engaged in the business of investing in securities and less than 40 percent of whose assets consist of investment securities.

         13. Client agrees to notify Advisor immediately should there be a material change in any representation made by Client herein.

         14. Client hereby acknowledges that he has received a copy of Part II of the Advisor's Form ADV.

         15. The Advisor shall notify the Client in writing of any material change in the Advisor and/or its affiliation.


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         16. Advisor agrees that Client has up to five business days after signing this Agreement to terminate the same without penalty.

         17. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State without giving effect to any conflict of law provision thereunder.

         18. Any controversy between the Advisor and the Client arising out of or relating to this Agreement shall be settled by arbitration before and in accordance with the rules then in effect of the National Association of Securities Dealers, Inc. unless it lacks jurisdiction over such matter, in which case it shall be settled by arbitration to be determined by the American Arbitration Association in the City and State of New York. Any arbitration hereunder shall be before one arbitrator and the award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

Very truly yours,



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Accepted:                                               Address of Client
R.L. Renck & Co., Inc.                                  where all communications
                                                        should be directed:


By:
    --------------------------------         -----------------------------------


Dated:
       -----------------------------         -----------------------------------



                                                  Client gives consent to the
                                                  Advisor to take its management
                                                  and all other fees provided
                                                  for hereunder directly from
                                                  the Client's managed Account.



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Security positions which may not be changed or purchased without express authorization of the Client:

                       Security                  Reason

Withdrawals from the Account may be made only on the last business day of each quarterly calendar period, or with the prior consent of Advisor.